                                                      --------------------------
                                                            OMB APPROVAL
                                                      --------------------------
--------                                              OMB NUMBER:      3235-0287
 FORM 4                                               Expires: December 31, 2001
--------                                              Estimated average burden
                                                      Hours per response..... .5
[ ] Check this box if  no longer
    subject to Section 16. Form
    4 or Form 5 obligations may
    continue. See Instruction 1(b).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker     4. Statement for          6. Relationship of Reporting
    Felter      Timothy        L.             or Trading Symbol             Month/Year                Person to Issuer
----------------------------------------      LSB Corporation (LSBX)        November 2001             (Check all applicable)
     (Last)     (First)     (Middle)                                                                     Director          10% Owner
c/o LSB Corporation                                                      ----------------------    -----              ----
30 Massachusetts Avenue                    ----------------------------  5. If Amendment, Date       X   Officer           Other
----------------------------------------   3. IRS or Social Security        of Original            ----- (give title  ---- (specify)
             (Street)                         Number of Reporting           (Month/Year)                 below)
North Andover       MA         01845          Person (Voluntary)                                   ---------------------------------
----------------------------------------   ----------------------------                            7. Individual or Joint/Group
      (City)      (State)      (Zip)                                                                  Filing (Check Applicable Line)
                                                                                                     X    Form filed by One
                                                                                                   -----  Reporting Person
                                                                                                          Form filed by More than
                                                                                                   -----  One Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Transaction   3. Transaction   4. Securities Acquired   5. Amount of    6. Ownership Form:  7. Nature of
    (Instr. 3)             Date             Code             (A) or Disposed (D)      Securities      Direct (D) or       Beneficial
                                            (Instr. 8)       (Instr. 3, 4 and 5)      Beneficially    Indirect (I)        Ownership
                                         ---------------------------------------      Owned at End    (Instr. 4)          (Instr. 4)
                           (Month/Day/     Code     V     Amount  (A) or   Price      of Month
                              Year)                               (D)                 Instr. 3 and 4)
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Common Stock                11/26/01        G       V      200      D                   4,300             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          *If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).


                                      -1-
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

FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conversion of   3. Transaction   4. Transaction  5. Number of     6. Date Exercisable      7. Title and
   Security (Instr. 3)     Exercise Price     Date (Month/     Code            Derivative       and Expiration           Amount of
                           of Derivative      Day/Year)        (Instr. 8)      Securities       Date (Month/             Underlying
                           Security                                            Acquired         Day/Year)                Securities
                                                                               (A) or                                    (Instr. 3
                                                                               Disposed of
                                                                               (D) (Instr.
                                                                               3, 4 and 4)
                                                               ---------------------------------------------------------------------
                                                               Code    V       (A)   (D)        Date    Expiration   Title  Amount
                                                                                             Exercisable   Date               or
                                                                                                                            Number
                                                                                                                           of Shares
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

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8. Price of         9. Number of        10. Ownership Form        11. Nature of
   Derivative          Derivative           of Derivative             Indirect
   Security            Securities           Security:                 Beneficial
   (Inst. 5)           Beneficially         Direct (D)                Ownership
                       Owned at End         or Indirect               (Instr. 4)
                       of Month             (I) (Instr. 4)
                       (Instr. 4)
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Explanation of Responses:
                                                                                /s/ Timothy L. Felter                  12/04/01
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.
